                                                                    EXHIBIT 10.9


                 [Certain information has been omitted herein
                    pursuant to a request for confidential
                      treatment pursuant to Rule 24b-2]




                           SECOND AMENDED AND RESTATED
                           PULP SALES SUPPLY CONTRACT

                                     Between

                            GRAYS HARBOR PAPER, L.P.,
                        a Washington limited partnership,
                           successor by assignment to
                         Grays Harbor Industrial, Inc.,
                            a Washington corporation,
                                     "Buyer"

                                       and

                               POPE & TALBOT, INC.
                             a Delaware corporation
                                    "Seller"


                       Dated:       12/17              , 1997
                             --------------------------

                                TABLE OF CONTENTS


                                                                    Page
                                                                    ----
1.  Incorporation by Reference; Purchase and Sale; Quantity
    and Quality ...................................................   2

2.  Term ..........................................................   3

3.  Price .........................................................   3

4.  Payment Terms .................................................   4

4A. Credit ........................................................   5

5.  Security ......................................................   5

6.  Care of Collateral ............................................   6

7.  Specifications ................................................   6

8.  Warranty and Liability ........................................   7

9.  Relationship of Parties .......................................   8

10. Costs and Attorney Fees .......................................   8

    10.1 No Suit or Action Filed ..................................   8

    10.2 Arbitration or Mediation; Trial and Appeal ...............   8

    10.3 Definitions ..............................................   9

11. Assignment ....................................................   9

12. Standards of Performance ......................................   9

13. Additional Terms and Conditions ...............................   9

14. Entire Agreement ..............................................   9

15. Notice ........................................................   9

16. Time of Essence ...............................................  10

EXHIBIT A -   MARKETING AGREEMENT
EXHIBIT B -   SPECIFICATIONS
EXHIBIT C -   ADDITIONAL TERMS AND CONDITIONS

                           SECOND AMENDED AND RESTATED
                           PULP SALES SUPPLY CONTRACT

DATE:          As of January 1, 1998

PARTIES:       GRAYS HARBOR PAPER, L.P.,
               a Washington limited partnership,
               successor by assignment to
               Grays Harbor Industrial, Inc.,
               a Washington corporation
               3105 Murphy
               Hoquiam, WA  98550                  ("Buyer")
               Fax No. 206-532-1278

               POPE & TALBOT, INC.
               a Delaware corporation
               1500 S.W. First Avenue
               Portland, OR  97201                 ("Seller")
               Fax No. 503-220-2729


PREAMBLES:



        A. Pursuant to agreement dated as of June 3, 1993 ("original supply contract") as amended and restated in its entirety by agreement dated as of September 28, 1994 ("amended and restated supply contract"), Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller substantially all of the Pulp requirements for Buyer's uncoated free sheet paper mill in Hoquiam, Washington ("Hoquiam mill"). As used herein, the term "Supply Contract" means this Second Amended and Restated Pulp Sales Supply Contract.

        B. (Confidential Treatment Requested)

        C. Circumstances of the parties have changed as have their expectations with respect to the pricing mechanism, volume and mix of Pulp to be sold and purchased under the amended and restated supply contract as well as the duration of the contract itself and the payment and security provisions after the additional bonus price increase notes have been fully satisfied.

        D. It is the intention and desire of the parties that the amended and restated supply contract be further amended and restated in its entirety all as more particularly set forth herein to reflect the parties' changed expectations. As used herein the term "Supply Contract" means this Second Amended and Restated Pulp Sales Supply Contract.


1 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

AGREEMENTS:

        1. Incorporation by Reference; Purchase and Sale; Quantity and Quality.

               1.1 By this reference the Preambles are incorporated in and made a part of this Supply Contract.

               1.2 For the calendar year 1998, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and take from Seller 72,000 air dried metric tons ("ADMT") of Halsey bleached Kraft baled pulp ("Pulp") of which at least 36,000 ADMT shall be sawdust pulp ("Sawdust Pulp") and approximately 36,000 ADMT shall be softwood pulp ("Softwood Pulp"). Seller shall deliver Pulp at approximately 275 ADMT per day.

               1.3 Any year after 1998 for which the parties, pursuant to
Section 3.5 herein, agree in writing as to (1) an extension of the Supply Contract, and (2) the price, volume and mix of Pulp to be sold and purchased during such year is an "Extension Year." Any year after 1998 which is not an Extension Year is a "Phase Down Year." During a Phase Down Year Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller 50,000 ADMT of Pulp of which at least 25,000 ADMT shall be Sawdust Pulp and approximately 25,000 ADMT shall be Softwood Pulp. Seller shall deliver Pulp at approximately 200 ADMT per day.

               1.4 Buyer may adjust tonnage from week to week to accommodate the mill's production changes on a day-to-day basis, provided, however, that the mix of Pulp purchased by Buyer hereunder shall remain substantially 50% Sawdust Pulp and 50% Softwood Pulp. Seller reserves the right to provide Pulp in satisfaction of its obligations under this Supply Contract either through its pulp manufacturing facilities in Halsey, Oregon or from other sources, provided such pulp meets the specification requirements or the functional equivalent thereof of this Supply Contract.

               1.5 If Seller's softwood fiber costs escalate disproportionately to the increase in price for Softwood Pulp hereunder, at Seller's written request the parties in good faith will negotiate adjustments to the volume, mix and price of Softwood Pulp to be sold and purchased hereunder in an attempt to ameliorate the adverse economic effect of such disproportionate escalation in softwood fiber costs.


2 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

        2. Term.

               2.1 Subject to earlier termination as provided herein, this Agreement shall become effective as of January 1, 1998 and shall continue through December 31, 1999 unless extended as herein provided.

               2.2 Buyer will promptly notify Seller in writing of any material modification or amendment of the marketing agreement ("Marketing Agreement"), copy of which is attached hereto as Exhibit A between Buyer and Weyerhaeuser Company ("Weyerhaeuser"), and of any election by Weyerhaeuser or by Buyer to cancel or terminate the Marketing Agreement. Notwithstanding any other provisions to the contrary herein, (a) in the event of any material modification or amendment of the Marketing Agreement which Seller in good faith determines will adversely affect Seller, Seller may terminate this Supply Contract upon twelve (12) months written notice of termination to Buyer; and (b) in the event of any cancellation or termination of the Marketing Agreement during the term of this Supply Contract, Seller may terminate this Supply Contract as of the termination of the Marketing Agreement by giving Buyer written notice of termination no later than sixty (60) days after Seller's receipt of written notice from Buyer that Buyer or Weyerhaeuser has elected to terminate the Marketing Agreement.

        3. Price.

               3.1 The price of the Pulp purchased and sold under this Supply Contract shall be a delivered price for Pulp to the Buyer or Buyer's agent (including common carrier) at Seller's Halsey, Oregon facility. Buyer or Buyer's agent shall have the authority to accept or reject the goods with the right of inspection upon delivery at the Seller's Halsey, Oregon facility. Seller shall arrange for and bear the cost of all freight and insurance in connection with the transportation of the Pulp to Buyer's Hoquiam paper mill.

               3.2 The price per ADMT for Sawdust Pulp sold and delivered in any month during the first year of this Supply Contract shall be the price reported in the publication Pulp & Paper Week for Southern mixed (U.S.) bleached hardwood Kraft for such month, less the following adjustments: (Confidential Treatment Requested)



3 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

               3.3 The price per ADMT for Softwood Pulp sold and delivered in any month during the first year of this Supply Contract shall be (Confidential Treatment Requested).

               3.4 For any Phase Down Year the price per ADMT for Sawdust Pulp and Softwood Pulp shall be the then prevailing market price to be determined by the parties as a result of good faith negotiations.

               3.5 Commencing no later than September 1, 1998 and September 1 of any Extension Year, except as otherwise herein provided, the parties shall review the pricing, payment terms, volume, mix and any other provisions of this Supply Contract to determine whether the Supply Contract is meeting the parties' expectations. If the parties reach agreement as to such modifications by October 31, 1998 or by October 31 of any succeeding Extension Year, as the case may be, the modifications will become effective as of January 1, 1999 or January 1 of such succeeding Extension Year. If such agreement is not reached by October 31, 1998 or by October 31 of any succeeding Extension Year, as the case may be, this Supply Contract will terminate as of December 31, 1999 or as of December 31 of any such succeeding Phase Down Year. During any Phase Down Year, the volume, mix, pricing and payment terms shall be as otherwise provided herein for a Phase Down Year.

        4. Payment Terms.

               4.1 As used herein the term "invoice month" means the calendar month for which Seller has invoiced Buyer for Pulp sold and delivered during such period. Seller will invoice Buyer weekly for Pulp delivered during the week. Weekly invoices of Pulp will be based upon the price reported in the issue of Pulp & Paper Week most recently published before the invoice and will be adjusted at the end of the invoice month to reflect any increase or decrease in the price reported in Pulp & Paper Week for the invoice month in which the Pulp was sold and delivered. Payment will be due within fifty-five (55) days from date of invoice. Any amount not paid within fifty-five (55) days from date of invoice will bear interest at the rate per annum (360-day year) equal to one percentage point above the Prime Rate from time to time published by the Wall Street Journal or if the Wall Street Journal is not then being published, or if a quotation of the Prime Rate is for any reason not available therein, then the Prime Rate as published in another national financial reporting publication, as selected by Seller. Interest will accrue from the fifty-fifth day after the date of invoice until paid, and will be payable upon demand of the Seller.


4 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

               4.2 Buyer shall cause Weyerhaeuser to pay directly to Seller fifty percent (50%) of the "Purchase Price" (as defined in the Marketing Agreement) receivable by Buyer from Weyerhaeuser pursuant to the Marketing Agreement. If Seller fails to receive full payment when due under this Supply Contract, Seller shall immediately notify Buyer in writing and Buyer shall have five (5) business days to make payment. If payment is not made by Buyer to Seller within said five (5) day period, then Seller, at its option, may cease delivery of Pulp to Buyer.

        4A. Credit.

               If at any time Buyer's financial responsibility becomes impaired or unsatisfactory to Seller, based on Seller's reasonable judgment, Seller may demand satisfactory proof of Buyer's financial responsibility or satisfactory additional security for performance given by Buyer. Failing this, payment shall be made in cash on delivery, otherwise Seller shall have the right to decline to make further shipments or deliveries. Nothing in this clause shall affect the obligation of the Buyer to pay for the Pulp contracted for.

        5. Security.

               5.1 Under the original supply contract and the indemnification and security agreement executed concurrently therewith, and under the amended and restated supply contract, Buyer granted to Seller security interests in various assets. Contemporaneously with the execution of the amended and restated supply contract, the parties entered into an "Amended and Restated Security Agreement" which is an amendment and restatement of the indemnification and security agreement. In the Amended and Restated Security Agreement, as the same may be amended, the security interests granted in the original supply contract and in the indemnification and security agreement are continued in full force and effect and a security interest in certain additional collateral was granted by Buyer to Seller as security for payment and performance of Buyer's obligations hereunder as more fully specified therein. At Seller's request, Buyer will execute such UCC financing statements and other instruments as Seller and Seller's counsel consider appropriate to continue Seller's security interest and to implement the provisions of this Section 5. Seller shall have and be entitled to execute all rights and remedies available to a secured party under the laws of the states of Washington and Oregon.

               5.2 At Buyer's request, Seller will enter into an intercreditor agreement with Buyer's lender(s) by the terms of which Seller will agree to subordinate to such lender(s) Seller's security interest as to an undivided 50% of Buyer's work in process, finished goods (including the UCFS paper produced from the Pulp), proceeds from the sale thereof and accounts receivable, provided that such lender(s) acknowledge the priority


5 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT of Seller's security interest as to an undivided 50% of such collateral and consent to the direct payment by Weyerhaeuser to Seller of 50% of the Purchase Price receivable by Buyer from Weyerhaeuser as provided in this Section 5. The form and content of the intercreditor agreement must be reasonably acceptable to Seller and Seller's counsel.

        6. Care of Collateral.

               6.1 At all times subsequent to the delivery of the Pulp to Buyer or Buyer's agent (including a common carrier) at Seller's Halsey, Oregon facility, or elsewhere, title to and risk of loss as to the Pulp will remain in Buyer, and Buyer at all times shall refrain from waste and shall exercise reasonable care as to the stored Pulp. During storage, Buyer will (a) not commingle the stored Pulp with other property of Buyer or others, (b) clearly identify the storage area, (c) limit access to the storage area to only those persons specifically authorized by Buyer and (d) provide adequate on-site security to prevent theft and vandalism of the Pulp.

               6.2 While Buyer is not in default under this Supply Contract, Buyer may withdraw Pulp from storage for the exclusive purpose of converting same into UCFS paper under this Supply Contract. Buyer shall not use or dispose of the Pulp for any purpose other than to convert same into UCFS paper in accordance with the terms of this Supply Contract.

               6.3 In the event that production is reduced at Seller's Halsey pulp mill due to causes beyond the control of Seller, Seller will allocate that pulp which is produced at its Halsey pulp mill ratably among all Seller's regular contractual pulp customers, including Buyer. Notwithstanding any other provision of this Supply Contract, if Seller completely discontinues the operation of its Halsey pulp facility, Seller will be relieved of any further duty or obligation under this Supply Contract as of one year following Seller's written notice to Buyer of such discontinuance. Seller has no plans to discontinue operations of the Halsey pulp facility.

        7. Specifications.

               7.1 Pulp to be purchased and sold hereunder shall substantially conform with the specifications attached hereto as Exhibit B and by this reference made a part hereof. Any amendment or modification of the specifications shall only become effective when Buyer and Seller agree in writing to such amendment or modification.

               7.2 Seller shall furnish Buyer, on a regular basis, with information compiled by Seller at the Halsey pulp mill (including quality reports and tests performed in the ordinary


6 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT course of Seller's production of Pulp) to verify Seller's substantial compliance with the specifications.

               7.3 Seller and Buyer shall meet once per calendar quarter (more often if needed) to review quality issues.

        8. Warranty and Liability.

               Seller warrants that Pulp sold hereunder conforms to the specifications contained in this Supply Contract, that the Pulp does not infringe any valid U.S. patent and that title is unencumbered. THERE ARE NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, SELLER MAKES NO WARRANTY THAT PULP SUPPLIED BY SELLER HEREUNDER WHICH MEETS THE SPECIFICATIONS OF THIS SUPPLY CONTRACT WILL BE SUITABLE FOR THE PRODUCTION OF UCFS PAPER AT BUYER'S HOQUIAM PAPER MILL. BUYER ENTERS INTO THIS SUPPLY CONTRACT HAVING CONDUCTED OR HAVING CAUSED TO BE CONDUCTED SUCH TEST RUNS UTILIZING SELLER'S PULP AS BUYER HAS CONSIDERED APPROPRIATE. UNDER NO CIRCUMSTANCE SHALL SELLER HAVE ANY OBLIGATION UNDER THIS SUPPLY CONTRACT OR OTHERWISE EXCEPT TO PROVIDE BUYER WITH PULP WHICH MEETS THE SPECIFICATIONS OF THIS SUPPLY CONTRACT. SELLER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES OF ANY KIND WHATSOEVER. BUYER'S SOLE REMEDY AND SELLER'S SOLE LIABILITY FOR DEFECTIVE PULP SHALL BE REPLACEMENT OR CREDIT. IN NO EVENT SHALL SELLER'S LIABILITY EXCEED THE PURCHASE PRICE OF DEFECTIVE PULP.

               BUYER SHALL HAVE NO REQUIREMENT OR LIABILITY TO TAKE OR PAY FOR ANY CERTAIN QUANTITY OF PULP OTHER THAN AS PROVIDED IN SECTIONS 1.2, 1.3 AND 3.5 HEREIN. IN NO EVENT SHALL BUYER BE LIABLE TO SELLER FOR ANY CONSEQUENTIAL, INCONSEQUENTIAL, INCIDENTAL, SPECIAL, DIRECT OR INDIRECT LOSS, HARM, CLAIMS OR DEMANDS ARISING OUT OF OR RELATED TO BUYER'S FAILURE OR INABILITY TO PURCHASE PULP, INCLUDING WITHOUT LIMITATION ANY CURTAILMENT OR SUSPENSION OF PRODUCTION OF UCFS PAPER, WHETHER OR NOT DUE TO THE FAULT OF BUYER OR OTHERS.

               HOWEVER, IF DURING ANY 30-DAY PERIOD WHICH BEGINS AFTER THE EARLIER OF (A) THE DATE AS OF WHICH BUYER COMMENCED OPERATION OF TWO PAPER MACHINES AT THE HOQUIAM PAPER MILL, OR (B) MARCH 31, 1994, BUYER (EXCEPT FOR FORCE MAJEURE AS HEREIN DEFINED) SHOULD FAIL TO TAKE OR PAY FOR SEVENTY-FIVE PERCENT (75%) OF THE VOLUMES OF PULP SELLER IS OBLIGATED TO DELIVER UNDER THIS SUPPLY CONTRACT, SELLER SHALL NOTIFY BUYER IN WRITING OF SUCH SHORTFALL. IF WITHIN FIVE (5) BUSINESS DAYS OF ITS RECEIPT OF SUCH NOTICE BUYER HAS NOT RESUMED TAKING PULP AT THE RATE OF AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE MAXIMUM VOLUMES SELLER IS OBLIGATED TO DELIVER UNDER THIS SUPPLY CONTRACT OR HAS NOT MADE OTHER SUITABLE ARRANGEMENTS WITH SELLER FOR THE DISPOSITION OF THE SHORTFALL, SELLER MAY TAKE SUCH ACTION AS SELLER CONSIDERS APPROPRIATE TO DISPOSE OF THE SHORTFALL. BUYER ACKNOWLEDGES THAT


7 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

SUCH ACTION MAY INVOLVE SELLER'S COMMITMENT ("THIRD PARTY COMMITMENT") TO SELL TO THIRD PARTIES A PORTION OF THE VOLUME OF PULP SELLER OTHERWISE WOULD BE OBLIGATED TO SELL TO BUYER UNDER THIS SUPPLY CONTRACT. IF IN CONNECTION WITH THE DISPOSITION OF A SHORTFALL SELLER MAKES THIRD PARTY COMMITMENTS, AT BUYER'S REQUEST SELLER WILL MAKE REASONABLE GOOD FAITH EFFORTS TO RESUME DELIVERIES TO BUYER OF PULP AT PRE-SHORTFALL LEVELS UPON THE EXPIRATION OF SUCH THIRD PARTY COMMITMENT IF BUYER IS THEN PURCHASING THE MAXIMUM TONNAGE SELLER IS THEN OBLIGATED TO SELL UNDER THIS SUPPLY CONTRACT AND IF BUYER IS NOT OTHERWISE IN DEFAULT HEREUNDER.

        9. Relationship of Parties.

               Nothing in this Supply Contract or in any related dealings between Seller and Buyer shall be construed or interpreted to mean that the relationship between the parties is other than the relationship of seller and buyer, or secured party and debtor, as the came may be, as more particularly set forth in this Supply Contract. The parties specifically disclaim any intention that their relationship under this Supply Contract be interpreted or construed as a partnership or joint venture relationship.

        10. Costs and Attorney Fees.

               10.1 No Suit or Action Filed. If this Supply Contract is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, even though no suit or action is filed thereon, and any other fees or expenses incurred by the nondefaulting party.

               10.2 Arbitration or Mediation; Trial and Appeal. If any arbitration, mediation, or other proceeding is brought in lieu of litigation, or if suit or action is instituted to enforce or interpret any of the terms of this Supply Contract, or if suit or action is instituted in a Bankruptcy Court for a United States District Court to enforce or interpret any of the terms of this Supply Contract, to seek relief from an automatic stay, to obtain adequate protection, or to otherwise assert the interest of Seller in a bankruptcy proceeding, the party not prevailing shall pay the prevailing party's costs and disbursements, the fees and expenses of expert witnesses in determining reasonable attorney fees, and such sums as the court may determine to be reasonable for the prevailing party's attorney fees connected with the trial and any appeal and by petition for review thereof.

               10.3 Definitions. For purposes of this Supply Contract, the term attorney fees includes all charges of the prevailing party's attorneys and their staff (including without limitation legal assistants, paralegals, word processing, and


8 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT other support personnel) and any post-petition fees in a bankruptcy court. For purposes of this Supply Contract, the term fees and expenses includes but is not limited to long distance telephone charges; expenses of facsimile transmission; expenses for postage (including costs of registered or certified mail and return receipts), express mail, or parcel delivery; mileage and all deposition charges, including but not limited to court reporter's charges, appearance fees, and all costs of transcription; costs incurred in searching records; and the cost of title reports or surveyor's reports.

        11. Assignment.

               This Supply Contract shall be binding on and shall inure to the benefit of the respective successors of the parties, but shall not be assigned without the prior written consent of the parties which shall not be unreasonably withheld.

        12. Standards of Performance.

               Both parties agree that their performance pursuant to this Supply Contract shall be judged by standards of good faith and commercial reasonableness. Both parties agree to take or refrain from such action and to execute such documents as are reasonably necessary to implement this Supply Contract and to carry out its intent and purposes and to avoid impairing or interfering with the reasonable expectations of the parties.

        13. Additional Terms and Conditions.

               Exhibit C attached hereto listing Additional Terms and Conditions is incorporated and made a part of this Agreement.

        14. Entire Agreement.

               This Supply Contract together with the attached exhibits constitutes the entire understanding and agreement of the parties hereto, and may only be modified or amended by an agreement in writing signed by the parties.

        15. Notice.

               Any notice required or permitted to be given or made by the terms of this Supply Contract shall be deemed to have been duly given or made (a) if personally delivered to Buyer or Seller, as the case may be, at its address first above written, or (b) as of and when transmitted by facsimile transmission to Buyer or Seller, as the case may be, at its address first above written, or
(c) as of and when deposited in the United states mail in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, addressed to Buyer or Seller, as the case may be, at its address first above written. Any party may change the address to which notice shall be


9 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT delivered or sent by notice to the other parties transmitted as herein provided.

        16. Time of Essence.

               Time is of the essence hereof.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                     GRAYS HARBOR PAPER, L.P.,
                     a Washington limited partnership

                     By:    Grays Harbor Industrial, Inc.,
                            a Washington corporation, its
                            general partner

                     By:    /s/ WILLIAM D. QUIGG
                        -------------------------------
                     Title: President
                           ----------------------------


                     POPE & TALBOT, INC.



                     By:    /s/ WILLIAM G. FROHNMAYER
                          -------------------------------
                            W.G. Frohnmayer
                            Vice President/General
                            Manager-Fiber Products
                            Division


10 - SECOND AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

                                    EXHIBIT A

                               MARKETING AGREEMENT

                                   (13 pages)

                                   EXHIBIT A

                              MARKETING AGREEMENT

        THIS AGREEMENT is entered into the date indicated on the last page of this Agreement by and between GRAYS HARBOR INDUSTRIAL, INC., a Washington corporation, or its permitted assigns as set forth in paragraph 11.5 ("Seller"), and WEYERHAEUSER COMPANY, a Washington corporation ("Buyer").

                                    RECITALS

        I. The Seller is contemplating the purchase of a paper mill (the "Hoquiam Paper Mill") located in Hoquiam, Washington, from its current owners and operators, Grays Harbor Paper Company and ITT/Rayonier, and if purchased, Seller intends to operate the Hoquiam Paper Mill and produce uncoated free sheet paper ("UCFS").

        II. Prior to acquiring and operating the Hoquiam Paper Mill, however, Seller desires to enter into a Marketing Agreement with Buyer whereby Buyer would market and sell the entire output of UCFS paper which Seller will produce from the Hoquiam Paper Mill (the "UCFS Paper").

        THEREFORE, Buyer and Seller, in the event Seller is successful in acquiring the Hoquiam Paper Mill and all necessary support facilities, systems and machines and commences operation, and in consideration of the mutual agreements, undertakings and promises contained in this Agreement, do now agree and commit with and to one another as follows:

        1. Purchase and Sale; Quantity and Quality.

               1.1 Entire Output. For the term of this Agreement, Seller agrees to sell and Buyer agrees to purchase and take from Seller the entire output of UCFS Paper meeting Buyer's specifications and standards from the Hoquiam Paper Mill, estimated to be approximately 135,000 short tons per year when the mill is operating at full capacity. UCFS Paper which does not meet Buyer's specifications and standards will not be sold by Seller (neither to Buyer nor any third party), but will be used by Buyer as waste furnish in the paper making process at the Hoquiam Paper Mill. Notwithstanding the foregoing, during the start-up of the Hoquiam Paper Mill, Buyer may, at its option, purchase start-up tonnage which, while not meeting Buyer's specifications and standards, is deemed by Buyer to be of sufficient quality for Buyer to sell as off-grade paper in the market place.

               1.2 UCFS Paper Delivery. The UCFS Paper will be packaged in the manner reasonably required by Buyer, for loading, as specified by Buyer, from Seller's docks by Seller's personnel directly onto trucks or into containers and then onto trucks. Buyer shall identify to Seller the truck carriers with whom Buyer has made arrangements to transport UCFS Paper from the Hoquiam Paper Mill, and Seller shall schedule specific pick-ups with such identified truck carriers. The UCFS Paper and its packaging material will bear Buyer's brand and marks or other brands and marks as specified by Buyer, and Seller will, at Seller's expense, procure all necessary packaging and labelling materials meeting Buyer's specifications.

               1.3 Delivery Schedule. Seller and Buyer shall reasonably agree on a schedule for the pickup of UCFS Paper by Buyer from Seller. All risk of loss as to the UCFS Paper passes to Buyer at the moment it is loaded onto the trucks of Buyer's identified truck carrier. Sales of the UCFS Paper to Buyer are FOB the Hoquiam Paper Mill.

               1.4 UCFS Paper to Be Manufactured. Buyer shall have the right to direct the Seller as to the quantity, quality, grade, and packaging (including labeling, wrapping, and roll or sheet form) of specific UCFS Paper to be manufactured, with reasonable notice, within the existing capabilities of the Hoquiam Paper Mill, and the raw materials on hand or available.

        2. Marketing of UCFS Paper.

               2.1 Capacity. Seller shall reasonably use its best efforts to manufacture sufficient UCFS Paper to meet Buyer's specific or anticipated needs, and to enable Buyer to fulfill its contractual commitments to its customers, but seller shall not be obliged to expand its operations beyond the facilities currently contemplated for the Hoquiam Paper Mill (which is a capacity of 135,000 short tons per year of UCFS Paper). The parties agree to use their best efforts to coordinate production and delivery to accommodate Buyer's market demands and Seller's production capabilities and efficiencies.

               2.2 Marketing. Subject to Section 9.1, Buyer will be responsible for and will reasonably use its best efforts, through Buyer's marketing organization, experience, and market research, to sell and market the entire output of UCFS Paper meeting Buyer's specifications and standards of the Hoquiam Paper Mill. It is understood that Buyer will be marketing the UCFS Paper to the markets traditionally served by Buyer in western North America and the Pacific Rim.

               2.3 Trademarks. It is understood that (a) all trademarks, trade names and watermarks heretofore or hereafter used, applied for, registered or licensed by Buyer shall be deemed to be the property of Buyer; and (b) all trademarks, trade names and watermarks heretofore or hereafter used, applied for, registered or licensed by Seller shall belong to Seller.

               2.4 Technical Assistance During the Term of This Agreement.

                      2.4.1 Buyer, at no charge to Seller, will (i) schedule production of the Hoquiam Paper Mill and arrange transportation from the Mill of product purchased by Buyer (but such scheduling and arranging shall not include detailed machine scheduling or shipping assembly functions), and (ii) subject to mutual agreement of Buyer and Seller on the nature, scope and amount of service, provide market research and technical assistance; and

                      2.4.2 Subject to mutual agreement of Buyer and Seller on the nature, scope and amount of services and Buyer's charge for services, Buyer will perform product development work with respect to products of the Hoquiam Paper Mill.

        3. Term.

               3.1 The initial term of this Agreement shall begin on the first day (Monday) of the first week during which Seller makes delivery of UCFS Paper to Buyer at the Hoquiam Paper Mill pursuant to paragraphs 1.2 and 1.3, including delivery of start-up tonnage purchased by Buyer (such first day of such first week being hereinafter referred to as the "Start Date"). The initial term shall end three (3) years from the Start Date. For example, if the first delivery of UCFS Paper to Buyer occurred on Wednesday, October 20, 1993, the Start Date would be Monday, October 18, 1993, and the ending date of the initial term would be October 17, 1996. On each anniversary of the Start Date, the term of this Agreement shall extend one year, unless either party has given written notice to the other party not less than twenty-five (25) months prior to the then current ending date of the term that the Agreement will terminate on such then current ending date.

               3.2 Notwithstanding the foregoing,

                      3.2.1 In the event Seller has not closed its purchase of the Hoquiam Paper Mill by September 30, 1993, this Agreement shall automatically terminate on September 30, 1993 and be of no further force and effect; and

                      3.2.2 In the event Seller has not commenced production at the Hoquiam Paper Mill of commercial quantities of UCFS Paper meeting Buyer's specifications by January 4, 1994, Buyer may terminate this Agreement by written notice to Seller given not later than January 31, 1994.

        4. Pricing and Payment.

               4.1 The purchase price for UCFS Paper purchased and sold hereunder (the "Purchase Price") shall be the Net Price (as defined below) less 3.5%.

               4.2 "Net Price" shall mean the gross sales price as invoiced ("Invoice Amount") by Buyer to Buyer's customer for the UCFS Paper, less freight, discounts, rebates, prompt payment discounts, adjustments from returns and allowances, duties, insurance, and mutually agreed upon warehousing costs.

               4.3 For each one week period during the term hereof, Buyer shall pay the Purchase Price for UCFS Paper invoiced by Buyer to Buyer's customers during such one week period, and such payment shall be made not later than three weeks following the end of such one week period. By way of example, if the one week period were March 7, 1994 to March 13, 1994, Buyer would pay the Purchase Price of UCFS Paper invoiced by Buyer to Buyer's customers during that one week period, and such payment would be due not later than April 3, 1994. Buyer's payment shall be accompanied by a statement showing the aggregate of Invoice Amounts for the one week period, the aggregate deductions by type for such aggregate Invoice Amounts to arrive at the aggregate Net Price, and the 3.5% deduction to arrive at the aggregate Purchase Price paid. Payment of the Purchase Price is not dependent upon or subject to Buyer's collection of Invoice Amounts from Buyer's customers for the UCFS Paper. Notwithstanding the foregoing, it is contemplated by the parties that Buyer will have received a purchase order or similar order for sale of paper delivered to Buyer prior to delivery of such to Buyer. In the event that this is not the case, Buyer shall advise Seller and Seller's obligation to deliver will be subject to mutual agreement by the parties. Seller agrees to maintain stock inventories of finished UCFS Paper in amounts to be mutually agreed upon by the parties.

               4.4 Seller directs and Buyer agrees that the Purchase Price due Seller hereunder shall be paid by Buyer as follows: (i) fifty percent (50%) of the Purchase Price shall be paid by Buyer to Seller and (ii) fifty percent (50%) shall be paid directly by Buyer to Seller's pulp supplier, Pope and Talbot, at such address as Pope and Talbot from time to time shall direct, by check payable solely to Pope and Talbot. Buyer's willingness to split payment of the Purchase Price as directed by Seller shall not give Pope and Talbot any rights under this Agreement; however, Buyer does acknowledge that Seller has granted to Pope and Talbot a security interest in its accounts receivables, including its receivables from Buyer under this Agreement. Except as otherwise provided herein, Pope and Talbot shall have no right to give any instructions, directions or otherwise to Buyer.

        5. Costs of Marketing, Delivery, Insurance and Related Expenses; Manufacturing Costs; Audit.

               5.1 Buyer agrees to use its reasonable best efforts to keep its costs and charges which are deductions from the Invoice Amount as low as reasonably possible. Seller agrees to use its reasonable best efforts to keep its managerial, manufacturing, operating, maintenance, and other costs of the Hoquiam Paper Mill as low as reasonably possible.

               5.2 Buyer agrees to use its reasonable best efforts, on Buyer's sale of the UCFS Paper, to obtain the highest price reasonably possible consistent with then current market conditions.

               5.3 Subject to Section 9.1, Buyer agrees to not discriminate in its marketing, sale, distribution and pricing policies with respect to similar products from its Longview Mill and the Hoquiam Paper Mill. However, it is understood that it may be necessary in times of market decline for Buyer to accept lower prices for product produced at the Hoquiam Paper Mill in order to keep the mill in operation.

               5.4 Seller and Buyer shall reasonably agree on and implement audit and accounting procedures to adequately track, confirm, display and exchange information and data on all costs and revenues associated with sale of UCFS Paper, including Invoice Amounts, Purchase Price and any other relevant invoice and expense figures. Buyer, however, shall not be obligated to provide Seller with data on specific transactions, and any disclosure by Buyer to Seller shall be limited to aggregated data which does not reveal individual sales transactions of Buyer. Any audit by Seller of Buyer's records shall be conducted by an independent accountant at reasonable times and on reasonable notice, shall be limited to Buyer's records relevant to purchases and payments hereunder, and such independent accountant shall not reveal or disclose to Seller information of Buyer on individual sales transactions of Buyer.

        6. Limitations to Seller's Obligations. Seller's obligations under this Agreement are subject to and limited by the following:

               6.1 Suspension of Operations. Seller shall have the right to suspend or curtail manufacturing operations at the Hoquiam Paper Mill for UCFS Paper in the event that the Seller is not able to receive from Buyer sufficient revenue to provide a commercially reasonable and consistent financial return to Seller for its sales of UCFS Paper to Buyer. Such suspension or curtailment would only be possible after reasonable notice from Seller to Buyer and in any event notice of not less than 60 days. Seller shall have the right to immediately cancel, suspend or curtail production, with as much notice as possible to Buyer, in the event Seller, through no fault of Seller, is unable to obtain raw material.

        7. Sales of Product to Others. Seller shall have the right to manufacture and sell UCFS Paper to persons or entities other than Buyer, but only if:

               7.1 Buyer has given notice of its intention to terminate this Agreement and less than twelve months remain in the effective term of this Agreement; provided, however, Seller shall give Buyer not less than six months notice of Seller's intention to reduce sales to Buyer and sell to others during such final twelve month period, such notice shall specify the amount of reduction of sales to Buyer (which reduction shall not be greater than 50% of the output of the Hoquiam Paper Mill), and Buyer's purchase obligations shall be reduced by the amount of the reduction specified by Seller in its notice to Seller;

               7.2 Buyer is in material breach of its obligations set forth in this Agreement;

               7.3 Buyer has curtailed or suspended its purchases pursuant to
Section 9.1 herein.

        In no event will Seller use Buyer's trademarks, trade names or watermarks on or in connection with UCFS Paper sold to other than Buyer without Buyer's consent.

        8. Breach. Seller and Buyer shall each have the right, at their option, to immediately terminate or suspend the performance of their obligations under this Agreement if the other party is in material breach or default of its obligations in this Agreement. The parties shall not be in material breach or default pursuant to this Agreement unless, with regard to a monetary default, one party shall not have cured the monetary default within twenty (20) days after notice. As to non-monetary defaults, one party shall not be in default if it cures the default within thirty (30) days after notice, provided that if more than thirty (30) days are reasonably required to cure the default that no right to terminate or suspend shall exist so long as the party is reasonably prosecuting a cure to completion.

        9. Limitations to Buyer's Obligations. Buyer's obligations under this Agreement are subject to and limited by the following:

               9.1 Suspension of Purchases. Buyer shall have the right to suspend or curtail purchases of UCFS Paper from the Hoquiam Paper Mill in the event Buyer is unable to sell all of the output of the Hoquiam Paper Mill, and Buyer shall have no obligation to suspend or curtail operations at Buyer's Longview or other mills. Such suspension or curtailment will be with as much notice to Seller as possible, and Buyer shall give Seller at least a sixty (60) day written alert of declining market conditions which may necessitate a suspension or curtailment and at least seven (7) days written notice of suspension or curtailment. At the time of executing this Agreement, Buyer does not anticipate any reason why it will not be able to purchase all of the output of UCFS Paper during the term of this Agreement. For approximately the last ten years, Buyer has not taken market downtime at its North American UCFS mills, and does not anticipate that it would be necessary to suspend or significantly curtail purchases from Seller; however, Buyer cannot give assurances that curtailment or suspension will not occur.

        10. Warranty and Liability. SELLER WARRANTS THAT UCFS PAPER SOLD HEREUNDER WILL CONFORM TO WEYERHAEUSER'S SPECIFICATIONS AND STANDARDS AND WILL NOT INFRINGE ANY VALID U.S. PATENT. BUYER IS SOLELY RESPONSIBLE FOR DETERMINING THE SUITABILITY OF UCFS PAPER PURCHASED HEREUNDER FOR ANY PARTICULAR USE.

               10.1 In the event UCFS Paper fails to conform to this warranty, Seller, at Buyer's option, will provide replacement paper conforming to the warranty (delivered, freight prepaid by Seller), or refund the purchase price (plus freight costs incurred by Buyer). Buyer, at Buyer's option, may (i) return nonconforming paper to the Hoquiam Paper Mill at Seller's expense (where such returned paper will be used as waste furnish in the paper making process at the Hoquiam Paper Mill), or (ii) dispose of the non-conforming paper in the field. In the case of such disposal, if Seller has replaced the nonconforming paper or refunded the purchase price, Buyer will pay to Seller the amount received by Buyer on disposal less costs of disposal and less 3.5%. Seller shall further be liable to Buyer for costs incurred and payments made by Buyer in connection with resolving claims, in accordance with Buyer's customary claims procedures, of Buyer's customers relating to non-conforming paper.

        EXCEPT AS PROVIDED ABOVE, IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, DIRECT OR INDIRECT LOSS, HARM, CLAIMS OR DEMANDS ARISING OUT OF OR RELATED TO SELLER'S FAILURE OR INABILITY TO DELIVER UCFS PAPER, INCLUDING

WITHOUT LIMITATION ANY CURTAILMENT OR SUSPENSION OF PRODUCTION, WHETHER OR NOT DUE TO THE FAULT OF SELLER OR OTHERS.

        11. General Agreement Provisions. All of the respective rights and obligations of the parties to this Agreement are subject to the following provisions:

               11.1 Force Majeure. For all purposes of this Agreement, the expression "Force Majeure" includes any Act of God, war, mobilization, strike, lockout, drought, flood, total or partial fire, obstruction of navigation by ice, or loss, damage or detention at sea, acts of governmental agencies, or other contingency or cause beyond the control of the Seller or Buyer. The Buyer or the Seller, as the case may be, may suspend performance under this Agreement pending Force Majeure, neither party being responsible to the other party for any damage resulting from such suspension. The Buyer or the Seller, as the case may be, shall give prompt notice to the other party of any Force Majeure which may affect performance under this Agreement.

               During any period of Force Majeure, the party whose performance is not excused or suspended pending Force Majeure may sell or buy, as the case may be, UCFS Paper to third parties and not be in breach of this Agreement.

               If Force Majeure should extend for longer than 90 consecutive days, then the party whose performance hereunder is not excused or suspended by Force Majeure may terminate this Agreement and the parties' respective rights, duties and obligations hereunder by giving written notice to the other party of its election to terminate.

               11.2 Choice of Law. The rights and obligations of the parties arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

               11.3 Attorneys' Fees. In any lawsuit arising out of or related to this Agreement where the interests or positions are adverse, the substantially prevailing party shall be entitled to an award of its reasonable attorney's fees and costs.

               11.4 Standards of Performance. Both parties agree that their performance pursuant to this Agreement shall be judged by standards of good faith and commercial reasonableness. Both parties agree to take or refrain from such action and to execute such documents as are reasonably necessary to implement this Agreement and to carry out its intent and purposes and to avoid impairing or interfering with the reasonable expectations of the parties.

               11.5 Assignment. This Agreement shall be binding on and shall inure to the benefit of the respective successors of the parties, but shall not be assigned without the prior written consent of the parties which shall not be unreasonably withheld; provided that notwithstanding the foregoing, Seller may assign this Agreement to a limited partnership or other entity which may be formed for the purpose of acquiring the Hoquiam Paper Mill, provided William D. Quigg or a company controlled by him acts as its general partner, or in the case of a corporation, acts as its controlling shareholder.

               11.6 Notices. Any notices required or permitted to be given hereunder shall be in writing and hand delivered, mailed by first class mail (postage prepaid), or sent by fax (with telephone verification of receipt) as follows:

         to Seller:       Grays Harbor Industrial, Inc.
                          Attn:  William D. Quigg
                          Grays Harbor Industrial, Inc.
                          803 - 23rd Street
                          Hoquiam, WA  98550

                          Fax No.:  1-800-537-5435
                          Verify No.:  206-532-9600

         to Buyer:        Weyerhaeuser Company
                          Attn:  John Begley
                          P.O. Box 739
                          Longview, WA  98632

                          Fax No.:  206-636-6559
                          Verify No.:  206-636-6500

               11.7 Final Agreement. This Agreement is the final agreement between the parties with respect to the subject matter hereof, superseding and merging all prior writings and communications. This Agreement may be modified or amended only in a writing signed by both parties.

         DATED this 24th day of May, 1993.

GRAYS HARBOR INDUSTRIAL, INC.          WEYERHAEUSER COMPANY



By /s/ William D. Quigg                By /s/ Robert F. Meyer
   --------------------------          ------------------------------
   Its   President                     Its   VP Fine Paper
       ----------------------             ---------------------------

                                    EXHIBIT B

                                 SPECIFICATIONS

                                    (2 pages)

                                                                       EXHIBIT B

                                 SPECIFICATIONS

WHITE GOLD SHEETED PULP                                             GRADE 312

                        BLEACHED SAWDUST SOFTWOOD KRAFT
                                   TEMPORARY

                                                                       MAY 1993

                              SPECIES DOUGLAS FIR

         This bleached softwood sawdust kraft performs well in applications for printing papers. Its sawdust content produces a much shorter fiber than conventional softwood kraft, making it ideal for use in paper furnishes to improve formation, sheet density, and printing surfaces; refining improves the pulp's tensile strength without much loss in tear strength.

         White Gold 312 is press dried allowing quick and complete repulping. Future supply will include dried sheeted pulp which will require some additional refining to develop the strength characteristics.


                            PRODUCT CHARACTERISTICS

                                TYPICAL      MINIMUM      MAXIMUM
                               --------      --------     -------
Bale Weight, Pounds               3,400        3,300        3,450
Bale Size                      80x38x40          N/A          N/A
Air Dry, Percent                     50          N/A          N/A
ISO Brightness                       88         84.5          N/A
TAPPI Total Dirt and
  Shive Count, PPM                    5            0           10


                        TYPICAL PULP PHYSICAL PROPERTIES

Freeness CSF                        640          550          400
TAPPI Burst Factor
  gf/cm2 / g/m2                      25           33           38
TAPPI Tear Factor
  100gf.m2/g                         80           75           70
Breaking Length km                  4.0          5.0          6.0
Tensile gf/ln                     6,000        8,000        9,500



                                   Exhibit B
                                     1 of 2

WHITE GOLD                                                             GRADE 112

                            BLEACHED SOFTWOOD KRAFT

                                                                        MAY 1993

                              SPECIES DOUGLAS FIR

         This Douglas Fir kraft pulp has excellent initial tear strength and develops good tensile strength with refining.

         White Gold 112 is press dried, allowing quick and complete repulping. Future supply will include dried sheeted pulp which will require some additional refining to develop peak strength characteristics.


                            PRODUCT CHARACTERISTICS

                               TYPICAL         MINIMUM        MAXIMUM
                              ----------       -------        -------
Bale Weight, Pounds                3,400         3,300          3,450
Bale Size                     80x37.5x38           N/A            N/A
Air Dry, Percent                      50           N/A            N/A
ISO Brightness                        86          84.5            N/A
TAPPI Total Dirt and
  Shive Count, PPM                     3             0              5



                        TYPICAL PULP PHYSICAL PROPERTIES

Freeness CSF                       740             550            400
TAPPI Burst Factor
  gf/cm2 / g/m2                     27              55             60
TAPPI Tear Factor
  100gf.m2/g                       200             120            100
Breaking Length km                 3.5             7.0            8.0
Tensile gf/ln                    5,500          11,000         12,000

                     Pope and Talbot - Halsey, Oregon U.S.A.
                                   Exhibit B
                                     2 of 2

                                    EXHIBIT C

                         ADDITIONAL TERMS AND CONDITIONS

                                    (2 pages)

                                    EXHIBIT C

                         ADDITIONAL TERMS AND CONDITIONS


1. TESTS: Buyer shall not dispute the quality of any Pulp delivered to Buyer hereunder, unless the results (when averaged) of tests performed by Buyer with respect to a representative sampling of the bales of Pulp shipped in the truckload which included such delivered Pulp show that the Pulp tested does not meet the specifications received in this Supply Contract.

2. CLAIMS: All claims of every nature, including but not limited to the quality, quantity, or condition of the Pulp and the time, place or manner of delivery, must be made in writing or by telegram to Seller within thirty (30) days from the date of delivery at Buyer's mill. The Buyer shall make payment when due, subject to final adjustment according to the results of retesting or arbitration.

        In no event shall any claim exceed the price for the quantity of Pulp which is established to be inferior in quality or to be improperly delivered. Neither party shall be liable for any indirect, special, or consequential damages resulting from any breach hereof.

3. TAX: The amount of any federal, state, or municipal sales or excise tax imposed and payable or accruing on or by reason of this Supply Contract shall be added to the price and paid in full without discount by the Buyer.

4. FORCE MAJEURE: For all purposes of this Supply Contract the expression "Force Majeure" includes any Act of God, war, mobilization, strike, lockout, drought, flood, total or partial fire, obstruction of navigation by ice, or loss, damage or detention at sea, acts of governmental agencies, or other contingency or cause beyond the control of the Seller which prevents the manufacture and/or shipment of Pulp, or beyond the control of the Buyer which prevents the manufacture or delivery of Pulp or paper. The Buyer or the Seller, as the case may be, may suspend performance under this Supply Contract pending Force Majeure, neither party being responsible to the other party for any damage resulting from such suspension. Pulp lost or damaged in transit need not be replaced by Seller nor accepted by Buyer.

        The Buyer or the Seller, as the case may be, shall give prompt notice to the other party of any Force Majeure which may, according to previous section of this clause, affect the performance under this contract, and also which such Force Majeure ceases, and as soon as practicable, notify to what extent it will necessitate a suspension. Shipments in transit from Seller's mill must be accepted by the Buyer.


1- Exhibit C

        In case Seller's stock of Pulp is totally or partially destroyed, and/or damaged by fire, the Seller is entitled to cancel such quantity which as a consequence cannot be delivered.

        During any period of Force Majeure, the party whose performance is not excused or suspended pending Force Majeure may sell or buy, an the case may be, Pulp to third parties and not be in breach of this Supply Contract. If Force Majeure should extend for longer than 90 consecutive days, then the party whose performance hereunder is not excused or suspended by Force Majeure may terminate this Supply Contract and the parties' respective rights, duties and obligations hereunder by giving written notice to the other party of its election to terminate this Supply Contract.

5. UNEXCUSED FAILURE TO PERFORM: If Buyer refuses to accept delivery of Pulp under this Supply Contract, except for reasons excused by this Supply Contract, the Pulp cannot afterwards be claimed by the Buyer but may be sold by the Seller for the Buyer's account. That is, Buyer shall remain obligated to Seller for any deficiency in the price realized by Seller from sales of pulp to third parties below the price which would have been payable by Buyer for the Pulp hereunder. If Seller refuses to make delivery of Pulp under this Supply Contract, except for reasons excused by this Supply Contract, Buyer, after fifteen (15) days' written notice to the Seller during which time Seller may remedy such refusal, may purchase equivalent Pulp from other sources for the Seller's account. That is, Seller shall be obligated to Buyer for any increase in price paid by Buyer for Pulp purchased from third parties over the price which would have been payable to Seller for the pulp hereunder.

6. WAIVER: No right of any party shall be deemed waived by any failure to exercise a right in any prior instance. All valid waivers must be in writing.

7. TERMINATION. Termination of this Supply Contract as provided herein, other than for Force Majeure as permitted above, shall not release Buyer from the obligation to accept and pay for all Pulp delivered hereunder prior to the effective date of termination nor release the Seller from the obligation to deliver Pulp to Buyer which had previously been ordered and to which Buyer is entitled under this Agreement.

8. APPLICABLE LAW. This Agreement shall be governed in all respects by the law of the State of Washington.

9. USE: Buyer is responsible for determining the suitability of Pulp purchased hereunder for any particular use.


2- Exhibit C